Exhibit 23.J








INDEPENDENT AUDITORS' CONSENT

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-112178 of Merit High Yield Fund (a series of Merit Advisors Investment Trust) of our report dated March 22, 2004, appearing in the Statement of Additional Information, which is a part of such Registration Statement.







/s/ Deloitte & Touche LLP

April 14, 2004
New York, New York